Exhibit 10.60

8TH AVENUE FOOD & PROVISIONS, INC.
2018 EQUITY INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

Date: ____12/19/18_________(“Grant Date”)
Grant to: James Dwyer (“Participant”)

the right to purchase from 8th Avenue Food & Provisions, Inc., a Missouri corporation (the “Company”):

335,795.19 shares of its Class A common stock (the “Options”) at an exercise price of $12.76 per share.

Except as otherwise set forth herein, the foregoing Options are subject to all of the terms and conditions of the 8th Avenue Food & Provisions, Inc. 2018 Equity Incentive Plan, as in effect and as amended from time to time in accordance with the provisions thereof (the “Plan”), and defined terms used herein but not otherwise defined in this Award Agreement shall have the meanings assigned thereto in the Plan.

1.	Execution. The Award shall not be effective unless and until the Participant has executed this Award Agreement and executed a joinder to the Shareholders Agreement.

2.
Vesting. The Options shall vest upon the schedule set forth below, provided the Participant is, and has been, continuously employed by or providing services to the Company or any of its Subsidiaries from the date of grant through each such vesting date:

i.
144,887.380 Options will be subject to time-vesting only (the “Time-Vested Options”) and will vest over the five (5) year period beginning on the date of grant with 40.0% of the Time-Vested Options vesting on the second (2nd) anniversary of the date of grant and 20% vesting on each anniversary thereafter, such that all Time-Vested Options shall be vested as of the fifth (5th) anniversary of the date of grant, if the Participant is, and has been, continuously employed by or providing services to the Company or any of its Subsidiaries from the date of grant through each such vesting date.

ii.
190,907.810 Options will be subject to time- and performance-based vesting criteria, both of which must be satisfied for such Options to vest and become exercisable (the “Performance-Based Options”). The time-based vesting criteria for the Performance-Based Options will match the vesting schedule of the Time-Vested Options (including the requirement that the Participant remain continuously employed on each respective vesting date). The Performance-Based Options will performance vest as follows based on the level of Investor IRR achieved by the Investor as of any applicable Measurement Date:

Investor IRR	Percentage of Performance-Based Options that Vest
15% or less	0%
20%	42.86%
30%	100%

To the extent that actual Investor IRR as of any applicable Measurement Date is between specified vesting levels, the portion of the Performance-Based Options that performance vest shall be determined on a pro rata basis using straight line interpolation.

3.
Change in Control. Notwithstanding the foregoing, the service requirement of all Options shall be deemed satisfied as of immediately prior to (but subject to the consummation of) a Change in Control if the respective Participant is, and has been, continuously employed by and continues to provide services to the Company and/or any of its Subsidiaries through the date of such consummation, and as otherwise set forth in an Award Agreement. For the avoidance of doubt, the Performance-Based Options shall only fully vest and become exercisable to the extent that the applicable performance targets set forth above have also been achieved. Any Performance-Based Options that will not performance-vest (or that have not performance vested) on a Change in Control shall terminate and be canceled immediately before such Change in Control, unless otherwise determined by the Board. For the avoidance of doubt, upon an IPO of the Company or any of its Subsidiaries or any successor to any of them, all Options will continue to vest on the original time-vesting schedule set forth above.

4.
Restrictive Covenants. The Company and its Subsidiaries operate in a highly sensitive and competitive commercial environment. As part of Participant’s employment and/or service with the Company and its Subsidiaries, Participants will be exposed to highly confidential and sensitive information regarding the Company’s and its Subsidiaries’ business operations, including corporate strategy, pricing and other market information, know-how, trade secrets, and valuable customer, supplier, strategic partner, licensee, licensor, lessor, regulatory and employee relationships. It is critical that the Company take all necessary steps to safeguard its legitimate protectable interests in such information and to prevent any of its competitors or any other persons from obtaining any such information. Therefore, as consideration for the Company’s agreement to grant Awards to Participant, Participant agrees to be bound by the following restrictive covenants:

a.
Confidentiality. Participant shall not, for any purpose whatsoever, other than to the extent necessary to render services to the Company or its Subsidiaries in good faith, required by law, or with the express prior written consent of the Company, use, disclose, or divulge to a third party or use for Participant’s personal benefit or for the benefit of a third party, at any time, either during Participant’s employment or services with the Company or its Subsidiaries or thereafter, any Confidential Information of which Participant is or becomes aware, whether or not such information is developed by Participant. Participant will treat all Confidential Information as confidential and take all reasonable and appropriate steps to safeguard all Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Participant shall deliver to the Company at Participant’s Termination Date, or at any other time the Company may request, all memoranda, notes, agreements, client lists, plans, records, reports, computer tapes and software and other documents and data (and all copies or reproductions thereof) relating to the Confidential Information, Work Product or the business of the Company or any of its Subsidiaries which Participant may then possess or have under Participant’s control. As used herein, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or its Subsidiaries in connection with their business, including but not limited to (i) information, observations and data obtained by Participant while employed by or providing services to the Company or its Subsidiaries concerning the business or affairs of the Company or its Subsidiaries, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software (including source code, executable code, algorithms, pseudocode, firmware, interfaces, data, databases, and documentation), including operating systems, applications and program listings or any portions or logic comprising said software, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new Developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists and terms of contracts with clients and customers (xiii) other copyrightable works, (xiv) all production, programming, manufacturing, engineering, and distribution processes or techniques, technology and trade secrets, and (xv) all similar and related information in whatever form or medium. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that Participant can demonstrate by written proof was generally available to the public at the time it was disclosed to such Participant or subsequently becomes generally available to the public other than as a result of a disclosure by such Participant in violation of the Restrictive Covenants, provided that Confidential Information will not be deemed to have been generally available merely because individual portions of the information have been separately published or otherwise made generally available to the public, but only if all material features comprising such information have been made generally available to the public in combination. The covenants made shall continue perpetually, including after Participant’s Termination Date.

b.
Whistleblower Protection.  Nothing in this Award Agreement prohibits the Participants from reporting possible violations of United States federal law or regulation to any governmental agency or entity, including but not limited to, the United States Department of Justice, the United States Securities and Exchange Commission, the United States Congress, and any Inspector General of any United States federal agency, or making other disclosures that are protected under the whistleblower provisions of United States federal, state or local law or regulation; provided, that the Participants will use his or her reasonable best efforts to (1) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity, and (2) request that such agency or entity treat such information as confidential. Participants do not need the prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that the Participants have made such reports or disclosures. This Award Agreement does not limit the Participants’ right to receive an award for information provided to any governmental agency or entity.

c.
Assignment of Inventions. Any copyrightable work falling within the definition of Work Product shall be deemed a “work-made-for-hire” under the copyright laws of the United States (17 U.S.C. 101 et seq.), and ownership of all rights therein shall vest in the Company or its Subsidiaries, as applicable, from the moment of fixation. In the event that any Work Product is deemed not to be a “work-made-for-hire,” or if other rights may at any time be embodied in any Work Product, Participant hereby assigns and transfers, and agrees to assign and transfer to the Company and its legal successors and assigns, the entire right, title, and interest in and to such Work Product. Participant hereby waives, to the extent permitted by applicable law, all “moral rights” Participant has in and to the Work Product. Participant will promptly disclose any Work Product as may be susceptible of such manner of communication to the Company and perform all actions reasonably requested by the Company (whether before or after Participant’s Termination Date) to establish and confirm such ownership (including, without limitation, the execution and delivery of assignments, affidavits, declarations, oaths, exhibits, consents, powers of attorney and other instruments and documentation) and to provide reasonable assistance to the Company or any of its Subsidiaries in connection with the application and prosecution of any applications for any intellectual property rights or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Should the Company be unable to secure Participant’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Work Product, whether due to Participant’s mental or physical incapacity or any other cause, Participant hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Participant’s agent and attorney in fact, to act for and in Participant’s behalf and stead, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by Participant.

d.
Trade Secrets. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Award Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the Participants and the Company have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Participants and the Company also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

e.
Notice of Statutory Exception. Notwithstanding anything to the contrary contained in the Award Agreement, Work Product shall not include any invention developed entirely on Participant’s own time without using any equipment, supplies, facilities, or trade secrets of the Company or any of its Subsidiaries, unless such invention (a) relates at the time of conception or reduction to practice to the business of the Company or its Subsidiaries or its and actual or demonstrably anticipated research or development of the Company or its Subsidiaries, or (b) results from any work performed by Participant for Company or any of its Subsidiaries.

f.
Non-Competition; Non-Solicitation. Participant acknowledges and agrees with the Company that during the course of Participant’s involvement and/or employment with the Company or its Subsidiaries, Participant has had and will continue to have the opportunity to develop relationships with existing employees, vendors, suppliers, customers, strategic partners, licensees, licensors, lessors and other business associates of the Company and its Subsidiaries which relationships constitute goodwill of the Company and its Subsidiaries, and the Company and its Subsidiaries would be irreparably damaged if Participant were to take actions that would damage or misappropriate such goodwill. Accordingly, Participant agrees as follows: Participant acknowledges that the Company and its Subsidiaries currently conduct their business throughout the United States (such geographical territory, including as it expands from time to time, the “Territory”). For purposes hereof, the “Territory” shall also include any United States or international market in which the Company or any of its Subsidiaries conducts its business at the time of Participant’s Termination Date. Accordingly, during the period of such Participant’s employment or service with the Company and its Subsidiaries plus two (2) years after such Participant’s Termination Date (the “Non-Competition Period”), Participant shall not, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, or participate in or acquire, maintain any interest in (proprietary or otherwise) any Competitive Business within the Territory, whether for or by Participant or as a representative for or on behalf of any other person or entity. For purposes herein, “Competitive Business” shall mean any business that, directly or indirectly, produces, develops, markets, or sells any type of food products produced, developed, marketed or sold by the Company and its Subsidiaries upon the Participant’s Termination Date.

Notwithstanding the foregoing, a Participant may, directly or indirectly own, solely as a passive investment, up to five percent (5%) of the outstanding stock of any publicly traded Company engaged in a Competitive Business.

Participant further agrees that during the Non-Competition Period, he or she will not, directly or indirectly, induce any customer, vendor, supplier or other business relation (or any prospective customer, vendor, supplier or other business relation) of the Company or any of its Subsidiaries to cease doing business with the Company or any of its Subsidiaries, or in any way interfere with the relationship between any such customer, vendor, supplier or other business relation and the Company or its Subsidiaries in a manner harmful to the Company or its Subsidiaries.

g.
Participant agrees that, during the period of such Participant’s employment or service with the Company and its Subsidiaries plus eighteen (18) months after such Participant’s Termination Date, he will not, directly or indirectly, in any manner (whether on his own account, as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), (A) solicit, recruit, induce or attempt to solicit, recruit or induce any employee of the Company or any of its Subsidiaries to leave the employ or service of the Company or any of its Subsidiaries, or in any way interfere with the relationship between the Company or its Subsidiaries and any such employee or other service provider (provided, that a general solicitation advertisement, posting, or similar job solicitation process or sending employee searches by headhunter/search firms not targeting any such Person shall not be a breach of the Non-Competition or Non-Solicitation, or (B) hire, engage or enter into any business relationship with any Person employed or engaged by the Company or any of its Subsidiaries as a vice president or more senior executive, or who was employed or engaged by the Company or any of its Subsidiaries as a vice president or more senior executive at any time during the six-month period immediately prior to the Participant’s Termination Date.

h.
Non-Disparagement. Participant agrees not to make negative comments or otherwise disparage the Company and its Subsidiaries or their officers, directors, employees, shareholders, members, agents or products other than in the good faith performance of Participant’s duties to the Company while Participant is employed by and no longer provides services to the Company. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

i.
No Restriction on Earning a Living. Participant hereby acknowledges that the provisions of the Non-Competition and Non-Solicitation do not preclude Participant from earning a livelihood, nor do they unreasonably impose limitations on Participant’s ability to earn a living. In addition, Participant hereby acknowledges that the potential harm to the Company and/or its Subsidiaries of non-enforcement of the Non-Competition and Non-Solicitation outweighs any harm to Participant of enforcement (by injunction or otherwise) of the Non-Competition and Non-Solicitation against Participant. If any portion of the provisions of the Non-Competition and Non-Solicitation is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, definition of activities covered, or definition of information covered is considered to be unreasonable in scope, the invalid or unenforceable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Participant in agreeing to the provisions of the Non-Competition and Non-Solicitation will not be impaired and the provision in question shall be enforceable to the fullest extent of applicable law.

j.
Additional Acknowledgements; Remedies. Participant acknowledges that the restrictions contained in the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its Subsidiaries and that the Company would not have entered into the Plan or any Award Agreement in the absence of such restrictions. Participant also acknowledges that any breach by Participant of the Restrictive Covenants will cause continuing and irreparable injury to the Company and its Subsidiaries for which monetary damages would not be an adequate remedy. Participant shall not, in any action or proceeding to enforce any of the provisions of the Plan or Award Agreement, assert any claim or defense that an adequate remedy at law exists or that these Restrictive Covenants are unreasonable or otherwise not enforceable in accordance with its terms. In the event that, notwithstanding the foregoing, Participant challenges the reasonableness or enforceability of the restrictions contained in these Restrictive Covenants, Participant shall pay the attorneys’ fees of the Company and/or its Subsidiaries, as applicable. In the event of such breach by Participant, the Company or any of its Subsidiaries shall have the right to enforce the provisions of these Restrictive Covenants by seeking injunctive or other relief in any court, and the Award Agreement shall not in any way limit remedies of law or in equity otherwise available to such entity. The periods of time set forth in these Restrictive Covenants shall not include, and shall be deemed extended by, any time required for litigation to enforce the relevant covenant periods, provided that the Company or any of its Subsidiaries is successful on the merits in any such litigation. The “time required for litigation” is herein defined to mean the period of time from the earlier of Participant's first breach of such covenants or service of process upon Participant through the expiration of all appeals related to such litigation.

k.
Survival of Provisions. The obligations contained in the Restrictive Covenants shall survive the termination of Participant’s employment or service with the Company and its Subsidiaries and shall be fully enforceable thereafter.

* * *

Except as set forth above, the Options granted herein are subject in all respects to the terms and conditions of the Plan. By execution hereof and receipt of the Options, the Participant hereby agrees to be bound by all of the terms and conditions of the Plan except as expressly modified herein and the Participant, if requested by the Company, shall execute any additional documentation as requested by the Company as necessary to evidence this Award Agreement.

This Award Agreement may be executed in one or more counterparts (including by means of electronically transmitted signature pages), all of which, along with any exhibits hereto, taken together shall constitute one and the same Award Agreement. By signing below, each party agrees to be bound by the terms of this Award Agreement.

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IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, has caused this Award Agreement to be executed as of the date first above written.

8TH AVENUE FOOD & PROVISIONS, INC.

By:	/s/ John P. Lavey
Name:	John P. Lavey
Title:	Associate General Counsel, Secretary

PARTICIPANT

Accepted and Agreed:

/s/ James E. Dwyer, Jr.
Name:	James Dwyer